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                                                                   EXHIBIT 99.2

                    POET ANNOUNCES FIRST QUARTER 2002 RESULTS

SAN MATEO, CALIFORNIA -- APRIL 23, 2002 -- Poet Holdings, Inc. (Neuer Markt:
POXA) today announced financial results for the three month period ended March 31, 2002 (current quarter). Revenues for the current quarter decreased 21%, to $2.2 million, as compared to revenues of $2.7 million for the quarter ended March 31, 2001. The net loss for the current quarter was $2.4 million compared to a net loss of $3.6 million for the quarter ended March 31, 2001.

During the current quarter, Poet closed a number of new major accounts for eSupplier Solutions, including Mitsubishi Chemical, and entered into a reseller agreement with its strategic partner, Deutsche Telekom. A number of deals for the eSupplier Solutions products were delayed; however, Poet anticipates some of the delayed transactions will be completed during the second quarter of fiscal 2002. The Company's FastObjects database products performed well despite the challenging economic environment, closing deals with several new accounts, including Philips and Becton Dickinson.

Poet is anticipating total revenue levels of approximately $2.5 to $2.7 million for the second quarter of fiscal 2002. Poet continues to invest in product and market development and believes its products and services are well positioned in the market. The Company had approximately $19.3 million in cash reserves as of March 31, 2002 and believes that it remains well financed to grow the business to profitability.

Poet will release additional information, including the balance sheet and the statement of operations, in today's press release.